UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 13, 2006

Date of report (Date of earliest event reported)

Medical CV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(Address of principal executive offices, including zip code)

(651) 452-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 13, 2006, we entered into a Securities Purchase Agreement with accredited investors for the sale of approximately $2.5 million of common stock and warrants.  Under this agreement, the investors will purchase 714,286 shares of common stock at a price of $3.50 per share.  The investors will also receive five-year warrants to purchase an aggregate of 178,571 shares of common stock at an exercise price of $4.365 per share, subject to basic, and for a period of 9 months, full-ratchet anti-dilution adjustments.

In connection with the Securities Purchase Agreement, we granted the investors a 12-month right of participation in subsequent financings.  We agreed not to create or authorize any senior securities or undertake a reverse or forward stock split or reclassification, without the consent of the purchasers of a majority of the shares, for a period of 18 months.  We also agreed not to enter into any variable rate transactions for a period of 18 months.

We agreed to register for resale the shares of common stock to be issued in this transaction and the shares of common stock issuable upon exercise of the warrants to be issued in this transaction.  If a registration statement is not filed on or before November 27, 2006, or a registration statement is not declared effective on or prior to a required effectiveness date, or after its effective date, a registration statement ceases to be effective for more than an aggregate of 75 calendar days in any 12-month period, we have agreed to pay each holder an amount as liquidated damages equal to 1.5% of the aggregate investment amount then held by the holder of the shares purchased pursuant to the Securities Purchase Agreement and on each monthly anniversary of our failure to effect such registration, provided however that such liquidated damages will not exceed 10% of the aggregate purchase price paid by all holders.

In connection with this transaction, we will be required to pay our placement agent a commission equal to 6 percent of the gross proceeds raised.  We agreed to reimburse our placement agent for legal expenses not to exceed $50,000.

The foregoing description is qualified in its entirety by reference to the Securities Purchase Agreement which appears as Exhibit 10.1 hereto, the Registration Rights Agreement which appears as Exhibit 10.2 hereto, and the form of Warrant Agreement which appears as Exhibit 10.3 hereto.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On October 13, 2006, under the Securities Purchase Agreement described under Item 1.01 above, we issued 714,286 shares of common stock to accredited investors and warrants for the purchase of an aggregate of 178,571 shares of common stock to such investors.  The warrants have the terms and conditions set forth under Item 1.01 above.  If the shares issuable upon exercise of the warrants are not registered for resale at the time of exercise and they are required to be so registered at that time, each warrant allows the holder to convert the warrants into common stock without any cash consideration in exchange for the surrender of the remaining shares of common stock otherwise purchasable upon exercise of the warrant.  We obtained gross proceeds of approximately $2.5 million in cash at the closing.  We paid our placement agent cash commissions of approximately $150,000 and we have agreed to reimburse our placement agent for up to $50,000 in expenses.

The shares sold at the closing represented approximately 7.8% of our outstanding common stock before the issuance.  The net proceeds of the financing will be used for working capital and capital expenditures.

The foregoing issuance was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D.  Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.  The recipients of such securities received, or had access to, material information concerning our company, including, but not limited to, our reports on Form 10-KSB, Form 10-QSB, and Form 8-K, as filed with the SEC.  Except as set forth above, no discount or commission was paid in connection with the issuance of the common stock and the warrants.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)           See “Exhibit Index”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: October 16, 2006	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Securities Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated October 13, 2006.

10.2	Registration Rights Agreement between the Registrant and the Investors named as signatories thereto, dated October 13, 2006.

10.3	Form of Warrant Agreement between the Registrant and the Investors named as signatories thereto issued October 13, 2006